SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.



                       FORM 8-K

                    CURRENT REPORT


           PURSUANT TO SECTION 13 OR 15(D) OF
          THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report            February 9, 1994
                -------------------------------------
                  (Date of earliest event reported)




                          LSB INDUSTRIES, INC.
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       (Exact Name of Registrant as Specified in Its Charter)




    Delaware               1-7677                   73-1015226
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(State of                (Commission              (I.R.S. Employer
Incorporation)           File No.)                Identification No.)



16 South Pennsylvania, Oklahoma City, Oklahoma         73107
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   (Address of Principal Executive Offices)         (Zip Code)



Registrant's Telephone Number, Including Area Code:         (405) 235-4546
                                                          ------------------
Item 5.   Other Events.

          LSB Industries, Inc. ("LSB"), Prime Financial Corporation ("Prime"), a wholly-owned subsidiary of LSB (LSB and Prime are collectively called the "Company"), and Fourth Financial Corporation ("Fourth") entered into a Stock Purchase Agreement, dated as of February 9, 1994 (the "Stock Purchase Agreement"), pursuant to which at the closing the Company has agreed to sell, and Fourth has agreed to purchase, all of the issued and outstanding shares of capital stock of Equity Bank for Savings, F.A. (the "Bank"), pursuant and subject to the terms of the Agreement. The Bank is a wholly-owned subsidiary of Prime, and Prime is a wholly-owned subsidiary of LSB. The Bank comprises LSB's Financial Services Business.

          The consummation of the Stock Purchase Agreement is conditioned upon, among other things, (i) the Company and Fourth obtaining appropriate regulatory approvals, and (ii) the Company obtaining shareholder approval. Closing of the transactions contemplated by the Stock Purchase Agreement is anticipated to occur on or before June 30, 1994. If such is not closed on or before June 30, 1994, the Stock Purchase Agreement shall terminate unless extended by written agreement of the parties.

          The purchase price to be paid by Fourth to the Company for the Bank at the closing of the transaction contemplated by the Stock Purchase Agreement is estimated to be approximately $92 million. The exact amount of such purchase price is to be determined at the closing based on a formula and is to be equal to the sum of the following: (i) the tangible book value of the Bank (defined as the aggregate consolidated stockholders' equity of the Bank, calculated in accordance with generally accepted accounting principles, less the amounts in certain accounts relating to purchased mortgage servicing rights, goodwill, and United BankCard goodwill, net of accumulated amortization) at the closing, plus a premium over the Bank's tangible book value of the following determined at the closing: (a) $9.3 million for the Bank's credit card business, (b) 1% of the aggregate of the unpaid principal balance at closing of the Bank's loans secured by fixed rate mortgages having fully amortizing original terms of fifteen (15) years or less, excluding loans originated after October 31, 1993, (c) 6% of the aggregate unpaid principal balance at closing of the Bank's loans secured by fixed rate mortgages having fully amortizing original terms in excess of fifteen (15) years but not more than thirty (30) years, excluding loans originated after October 31, 1993, and
(d) 2% of the aggregate unpaid principal balance at the closing of the Bank's loans secured by variable rate mortgages, excluding loans originated after October 31, 1993; (ii) an amount at the closing equal to the unamortized discount on the Bank's mortgages included in (i)(b), (c), and (d) above; (iii) an amount at the closing equal to (a) 0.65% of the aggregate unpaid principal balance of loans serviced by the Bank prior to March 1, 1993, on which the Bank performs mortgage servicing (other than loans serviced for the account of the Bank), (b) 1% of such balance on such loans serviced by the Bank that were originated after March 31, 1993, secured by fixed or adjustable rate mortgages of fully amortizing original terms of at least ten (10) but not more than fifteen (15) years, and (c) 1.25% of such balance on such loans originated on or after March 1, 1993, secured by fixed or adjustable rate mortgages having original fully amortized terms of more than fifteen (15) but not more than thirty (30) years; (iv) an amount obtained by subtracting the "required reserve" (as defined below) from the Bank's actual loan loss reserve account at the closing, with the "required reserve" meaning $2.7 million as adjusted by the amount by which the Bank's loan loss account would have been adjusted at the closing under normal and prudent banking practice to reflect aggregate changes of at least $500,000 occurring subsequent to October 31, 1993, in the quality of commercial and energy loans held by the Bank on October 31, 1993, or originating since October 31, 1993, and not reviewed in advance by Fourth; provided, that no such change in the quality of a loan is to be included in the calculation to the extent such change has been reflected in the tangible book value of the Bank at the closing or if such change is less than $25,000; (v) to the extent not otherwise reflected in the tangible book value of the Bank, an amount, either positive or negative, by which the aggregate fair market value of the Bank's securities portfolio at the closing differs from the Bank's book value of such portfolio at the closing;
(vi) the difference, positive or negative, between the carrying value of the Bank's time deposits and the aggregate value of such deposits after repricing them to the Treasury yield curve at the closing; (vii) $10.5 million for the Bank's net operating loss; (viii) $11.0 million for the Bank's deposit balance; and, (ix) $1.4 million for certain of the Bank's branches.

       The percentages specified in (i)(b) and (c) immediately above are determined utilizing the spread between the Bank's average portfolio yield and FNMA required thirty (30) day yield as of August 31, 1993. If, at the time of the closing, such spreads have fluctuated by more than 0.25%, the applicable percentages in such subparagraphs (i)(b) and (c) will be adjusted up or down by one-fourth of 1% for each full one-eighth of 1% change in the spread, in the case of loans with an original term of fifteen (15) years or less, and by three-eighths of 1% for each full one-eighth of 1% change, in the case of loans with an original term of more than fifteen (15) but not more than thirty (30) years.

       Based on the above, the Company estimates that at the closing the purchase price will be approximately $92 million, which amount is estimated based upon estimates which cannot be definitively determined until the closing. Among other things, management of the Company has estimated the Bank's earnings through March 31, 1994, in order to estimate tangible net worth of the Bank, a major component of the purchase price, and made estimates with respect to the other variables which make up the purchase price. The purchase price will be affected by the results of operations of and the fluctuation of interest rates between the date of this report and the closing. Notwithstanding the foregoing, if the purchase price, as finally determined at the closing, is less than $92 million, the Company may, at its option, terminate the Stock Purchase Agreement.

          Under the Agreement, the Company has agreed to purchase from the Bank at least one (1) business day prior to the closing those subsidiaries of the Bank ("Retained Corporations") that hold any of the assets contributed by the Company and several of its subsidiaries to a wholly-owned subsidiary of the Bank at the time that the Company acquired the Bank in March, 1988 (the "Transferred Assets"). The Company has agreed to purchase such Retained Corporations for an amount equal to the Retained Corporations' carrying value of the Transferred Assets at the time that the Company acquires the Retained Corporations, which the Company anticipates to be approximately $65.4 million. Under the Agreement, the Company has further agreed to purchase from the Bank at the closing (i) the loan and mortgage on and an option to purchase the twenty-two (22) story Equity
Tower located in Oklahoma City, Oklahoma ("Equity Tower Loan"), for an amount equal to the Bank's carrying value of such Equity Tower Loan at the time of closing, and (ii) all other real estate owned by the Bank as a result of foreclosure ("OREO") for an amount equal to the carrying value thereof as shown on the books of the Bank at the closing. As of December 31, 1993, the carrying value of the Equity Tower Loan and the OREO on the books of the Bank was approximately $20.5 million. In addition, the Company has further agreed under the Agreement to acquire from the Bank at the closing all outstanding accounts receivable ("Receivables") previously sold by the Company and certain other subsidiaries of the Company to the Bank under various purchase agreements, dated March 8, 1988, which purchase agreements were approved by the appropriate regulatory authority at such time, that have not been previously repurchased as of the closing for the aggregate carrying value of such Receivables on the books of the Bank as of the closing. As of February 18, 1994, there were approximately $25.8 million of such Receivables outstanding on the books of the Bank. The Company anticipates, however, that if the closing occurs on or about June 30, 1994, that there will be less than $10 million of such Receivables on the books of the Bank at such closing.

          The Company anticipates, although there are no assurances, that it will obtain from a subsidiary of Fourth (i) on a short-term basis, financing to purchase the Retained Corporations from the Bank, which financing, plus interest, will be repaid with a portion of the proceeds of the purchase price received from Fourth as soon as possible after the closing, and (ii) a line of credit to finance the accounts receivable of the Company and certain of its subsidiaries, including those Receivables to be repurchased by the Company from the Bank at closing.

          Under the Agreement, the Company has made certain representations and warranties. The Company has also agreed under the Stock Purchase Agreement to indemnify Fourth and its wholly-owned subsidiary, Bank IV Oklahoma, National Association ("Bank IV"), against, among other things, (i) losses that may be sustained by them due to breach of any representations or warranties made by the Company in the Stock
Purchase Agreement or failure by the Company to fulfill any agreement made by the Company in the Stock Purchase Agreement, provided losses by Fourth and Bank IV under (i) exceed $1 million in the aggregate, net of income tax effect, and such liability by the Company shall not exceed $25 million; (ii) the Bank's net operating loss for federal income tax purposes ("NOL") reducing below $64 million if such a reduction is (a) due to a final action relating to an audit or adjustment by the Internal Revenue Service and such is retroactive to the period prior to the closing of the Agreement or (b) attributable to the consolidated taxable income of LSB, provided that the Company's liability for such reduction in the NOL of the Bank shall not exceed an amount equal to the product of the dollar amount of such reduction by a fraction, the numerator of which shall be $10.5 million and the denominator shall be $64 million. The Company has the option to be released from its indemnification obligation relating to the Bank's NOL by having the purchase price to be paid by Fourth reduced by $600,000 at the closing. The Company has further agreed to indemnify Fourth and Bank IV against certain liabilities due to environmental matters relating to certain real estate, and such indemnification is not subject to the $1 million deductible and the $25 million maximum liability.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.

     (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession.

          2.1 Stock Purchase Agreement, dated as of February 9, 1994, between Fourth Financial Corporation, LSB Industries, Inc., and Prime
Financial Corporation. Contained in the table of contents in the front of such agreement is a reference to exhibits that are attached to such agreement but not included with the agreement attached hereto. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

                      SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date:  February 22, 1994.                    LSB INDUSTRIES, INC.
                                             (Registrant)



                                           By___________________________
                                             Tony M. Shelby
                                             Senior Vice President and
                                             Chief Financial Officer